Exhibit (r)(2)

CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all Employees.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Broadstone and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Broadstone Code of Ethics as required by Rule 204A-1 in addition to the Code of Ethics and Business Conduct Policies of Broadstone Net Lease, Inc. (“BNL Code of Ethics”) and Broadtree Residential, Inc. (“BTR Code of Ethics”, and together with the BNL Code of Ethics and Broadstone Code of Ethics, the “Codes of Ethics”). You must cooperate to the fullest extent reasonably requested by the CCO or Director of Compliance to enable (i) Broadstone to comply with all applicable Federal Securities Laws and the Codes of Ethics and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Broadstone’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Broadstone must act in its Clients’ best interests. Neither Broadstone, nor any Employee should ever benefit at the expense of any Client. Notify the CCO or Director of Compliance promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Broadstone’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention or if the supervisor is the CCO then to the CEO.

Reporting Violations of the Codes

Employees who have questions or are concerned that violations of the Codes of Ethics or other illegal or unethical conduct has occurred or may occur should contact their supervisor. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, you should contact the Company’s CCO or, alternatively, the Chairperson of the Audit Committees of BNL, BTR, or Broadstone Real Estate Access Fund (“BDREX”), as applicable. If the matter relates to violations or potential violations of the CCO, then the matter should be reported directly to the CEO in lieu of the CCO.

An Employee may also confidentially and anonymously report concerns to Broadstone’s Hotline, by telephone at 844-771-5044 or online at www.broadstone.ethicspoint.com. If an Employee feels appropriate action is not being taken, he or she should contact Broadstone’s CCO or CEO or, alternatively in cases relating to the financial reporting or accounting matters, the Chairperson of the Audit Committees of BNL, BTR, or BDREX, as applicable. Employees are not required to identify themselves when reporting a violation.

To the extent practicable, Broadstone will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation. Retaliation against any Employee who reports a violation of the Codes of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of the Codes of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Codes of Ethics and Acknowledgement of Receipt

Broadstone will distribute this Manual, which contains the Company’s Code of Ethics, and copies of BNL’s and BTR’s Codes of Ethics, to each Employee upon the commencement of employment and upon any change to the Codes of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Broadstone’s policies and procedures described in this Manual, including the Codes of Ethics. Please complete an online acknowledgement via the ComplySci PTCC, or submit the attached Compliance Manual and Codes of Ethics Acknowledgement Form to the CCO or Director of Compliance upon commencement of employment and following any material change to the Manual or the Codes of Ethics.

Upon commencement of employment, and annually thereafter, Employees must also complete and submit the Annual Compliance Questionnaire.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Broadstone, its Employees and Clients and their Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Broadstone, its Employees, and/or Clients or Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Broadstone’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Broadstone and/or its Employees on one hand, and a Client and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of the Client and/or Investors over the interests of Broadstone and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s or Director of Compliance’s attention.

Under the Codes of Ethics, in order to avoid situations in which a conflict of interest involving a covered person may result in an improper benefit, all transactions involving a conflict of interest must be fully disclosed to the company’s Board of Directors and approved by a majority of the company’s independent directors not otherwise interested in the transaction as fair and reasonable to the company and on terms not less favorable to the company than those available from unaffiliated third parties.

In some instances, conflicts of interest may arise between Broadstone and its Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that a Client has been unfairly disadvantaged. Employees should notify the CCO or Director of Compliance promptly if it appears that any actual or apparent conflict of interest between Broadstone and a Client has not been appropriately addressed.

Personal Securities Transactions

Employees’ trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades should not involve trading activity so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Accounts Covered by the Policies and Procedures

Broadstone’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. An Access Person is an Employee who has access to non-public information regarding trading or any reportable Client’s holdings, who is involved in making Securities recommendations to Clients, or who has access to non-public Securities recommendations. All of Broadstone’s Employees are presumed to be Access Persons.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO or Director of Compliance before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Broadstone requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S.;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Broadstone or an affiliate.

Exchange-traded Funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in Broadstone’s Code of Ethics policy.

Pre-clearance Procedures

All Access Persons must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions, including transactions involving investments in BNL, BTR, BDREX, or Broadstone Real Estate, LLC (BRE). Participation in an IPO or Private Placement investment will generally be approved so long as it (a) is a passive investment, (b) does not interfere with an Employee’s obligations to Broadstone and its Clients, (c) was not sourced in conjunction with an Employee’s role at Broadstone, other than with respect to investments in BNL, BTR, BDREX, or BRE, and (d) is not competitive with Broadstone’s investment offerings. The CCO or Director of Compliance may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Broadstone or its Employees may receive information that may be deemed to be Material and Non-Public. Consequently, Broadstone may choose to restrict personal trading in a specific company, sector or industry by placing the Security on the Restricted List. The CCO or Director of Compliance will communicate restriction requirements to all Employees by updating the Restricted List posted on the ComplySci PTCC immediately after determining the need for such additional measures.

Broadstone publishes its Restricted List of issuers for which it has executed confidentiality agreements, or is or was in discussions with, and for certain issuers whose securities may be held by BDREX. Employee trading in Securities identified on the Restricted List is governed by the Insider Trading policies and procedures contained in this Manual and the Codes of Ethics. The CCO or Director of Compliance generally will not pre-clear any personal transactions in Securities that are included on the Restricted List.

Employees must use ComplySci PTCC, or the attached Pre-clearance Forms, to seek pre-clearance. All pre-clearance requests must be submitted to the CCO or Director of Compliance. The CEO will clear the CCO’s proposed transactions.

Reporting

Broadstone must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that are permitted to hold Reportable Securities, even if they currently do not hold such Reportable Securities. Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or Director of Compliance within 30 days of the end of each calendar quarter.

You should utilize the ComplySci PTCC to fulfill your quarterly reporting obligations. You may utilize the attached Quarterly Reporting Forms in situations where ComplySci PTCC is unavailable. Alternately, on an approved exception basis, you may provide the CCO or Director of Compliance with duplicate account statements. The CCO or Director of Compliance must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms or reported through the ComplySci PTCC.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms, or through a ComplySci PTCC certification. Forms should be signed, dated, and submitted to the CCO or Director of Compliance or online certifications made, within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that is permitted to hold Reportable Securities, as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or Director of Compliance on or before August 30th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of July 17th; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms, or the ComplySci PTCC.

All accounts that are permitted to hold Reportable Securities must be reported, even if they currently do not hold such Reportable Securities, as well as accounts for which individual holdings have been separately disclosed to the CCO or Director of Compliance.

On an approved exception basis, in lieu of reporting through the ComplySci PTCC or completing the Reportable Securities section of the Periodic Holdings Reporting Form you may submit copies of account statements that contain all of the same information that would be required by the ComplySci PTCC or Form and that are current as of the dates noted above. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form, or through the ComplySci PTCC.

If you do not have any holdings and/or accounts to report, this should be indicated via online certification or on the Periodic Holdings Reporting Form. Both sections of the Form should be marked “N/A” or “None” and signed, dated, and submitted to the CCO or Director of Compliance within 10 days of becoming an Employee and annually thereafter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Access Person has no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO or Director of Compliance who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has (1) no knowledge of the specific management actions taken by the trustee or third party manager, (2) no right to intervene in the management of the account by the trustee or third party manager, (3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence, and (4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO or Director of Compliance will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct influence or control” complete the Code of Ethics Reporting Exception Certification Form initially when the exception is first sought and notify the Company promptly should the Access Person assume any level of influence or control with respect to an account for which an exception had been granted.

The CCO or Director of Compliance may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Personal Trading and Holdings Reviews

Broadstone’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO or Director of Compliance will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security;

•	Trading that appears to be based on Material Non-Public Information; and

•	Trading securities appearing on the Restricted List.

The CCO or Director of Compliance will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior. The CCO or Director of Compliance will document review of all reporting received, and will attach a description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO or Director of Compliance and/or sanctions, up to and including dismissal.

The CEO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Broadstone will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Investors with a copy of the Codes of Ethics. All Client requests for the Codes of Ethics should be directed to the CCO or Director of Compliance.

BDREX Code of Ethics under the Investment Company Act of 1940

Rule 17j-1(c) under the Investment Company Act of 1940 (“IC Act”) requires each registered investment company to adopt and implement a written code of ethics that contains provisions reasonably necessary to prevent its Access Persons from engaging in the following prohibited conduct:

•	Employing any device, scheme or artifice to defraud the investment company;

•	Making any untrue statement of a material fact to the investment company or omitting to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the investment company; or

•	Engaging in any manipulative practice with respect to the investment company.

BDREX’s Board of Directors has adopted a Code of Ethics as required under Rule 17j-1(c) of the IC Act (the

“BDREX Fund Code of Ethics”). The BDREX Fund Code of Ethics is administered by the Fund CCO designated by ALPS. An Access Person of BDREX shall satisfy the pre-clearance and reporting requirements under the BDREX Fund Code of Ethics by complying with the IPO and private placement pre-clearance and securities transactions reporting requirements of the Broadstone Code of Ethics as required under the Advisers Act and set forth above.

Broadstone will distribute the BDREX Fund Code of Ethics to each Employee upon the commencement of employment and upon any change to the Code. All Employees deemed Access Persons of BDREX must acknowledge that they have received, read, understood, and agree to comply with the BDREX Fund Code of Ethics. Any questions regarding the BDREX Fund Code of Ethics may be brought to the attention of the Broadstone CCO or Director of Compliance.